Exhibit 77D

The following material changes in the non-fundamental investment policies of the registrant:

	1. Disclosure was added to the prospectus section entitled "Characteristics" in Federated Michigan Intermediate Municipal Trust to allow the Fund to invest in securities rated "BBB;"

	2. A new non-fundamental investment policy was added to the prospectus sections entitled "Investment Objective," "Characteristics," and "Investment Risks" of Federated California Municipal Income Fund, Federated New York Municipal Income Fund, Federated Ohio Municipal Income Fund, and Federated Pennsylvania Municipal Income Fund that would allow each of these Funds to invest up to, but not including, 35% of its assets in securities rated below investment grade;

	3. A new non-fundamental investment policy was added to each of the above-referenced Funds that would allow these Funds to invest in the securities of other investment companies. The limitations have been removed from the statements of additional information and new policy sections entitled "Investing in Securities of Other Investment Companies" have been added to the prospectuses and statements of additional information;

	4. The existing Class F Shares operational structure of Federated New York Municipal Income fund has been converted to a Class A Shares operational structure;

are hereby incorporated by reference to Post Effective Amendment #26 filed with the Commission pursuant to Rule 485(a) on August 28th, 1998. (File No. 811-6165)